EXHIBIT 1.01

ONCOLIX, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B PREFERRED STOCK

PURSUANT TO SECTION 607.0602 OF THE

FLORIDA GENERAL CORPORATION LAW

The undersigned, Michael T. Redman, does hereby certify that:

1. He is the President of Oncolix, Inc., a Florida corporation (the “Corporation”).

2. The Corporation is authorized to issue 250,000,000 shares of preferred stock, 150,000,000 of which are issued and outstanding.

3. The following resolutions were duly adopted by the board of directors of the Corporation on February 15, 2019 (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation, as amended, provides for a class of its authorized stock known as Preferred Stock, consisting of 250,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 1,000,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

A single series of preferred stock is hereby designated as Series B Preferred Stock (“Series B Preferred Stock”). The number of authorized shares of Series B Preferred Stock is 1,000,000.

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The preferences, limitations and relative rights of the Series B Preferred Stock are as follows:

(A) Voting rights. Holders of shares of Series B Preferred Stock shall have an aggregate number of votes equal to one hundred ten percent (110%) of the number of votes that may be cast by the total outstanding shares of Common Stock, Series A Preferred Stock and any other class of stock. On a per share basis, the number of votes per share shall equal the aggregate divided by the number of Series B Preferred Stock outstanding.

(B) Distributions. Holders of shares of Series B Preferred Stock are not entitled to any dividends and other distributions of any sort.

(C) Conversion. The Series B Preferred Stock is not convertible into any other series of stock.

February __, 2019

ONCOLIX, INC.

____________________________________________

Michael T. Redman, President

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